Exhibit 10.3

AMENDMENT NUMBER ONE

TO THE

REWARDS NETWORK INC.

2004 LONG-TERM INCENTIVE PLAN

WHEREAS, Rewards Network Inc. (the “Company”) has heretofore adopted and maintains the Rewards Network Inc. 2004 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to limit, in certain respects, the discretion that may be exercised by the Company in granting awards under the Plan and in amending the Plan or any outstanding award thereunder.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8(e) of the Plan, the Plan is hereby amended as follows, effective as of the date hereof:

1. Clause (i) of Section 6(b) of the Plan is hereby amended to read as follows:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price of an Option shall not be less than 100 percent (110 percent in the case of an ISO granted to a person who owns (within the meaning of Section 422(b)(6) of the Code) 10 percent of the Stock) of the Fair Market Value of a share on the date of grant of such Option.

2. Clauses (i) and (ii) of Section 6(d) of the Plan are hereby amended to read as follows:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine; provided, however, that except in the case of a Change in Control or a Participant’s death or disability, (A) the restrictions on each Restricted Stock Award that is subject to vesting conditions based solely on continued employment or service shall lapse at a rate not faster than one-third per year over the three-year period beginning on the award date evidenced in the Award Agreement, and (B) the restrictions on each Restricted Stock Award that is subject to vesting conditions based on the attainment of performance goals shall lapse not earlier than one year after the award date evidenced in the Award Agreement (the “Minimum Restriction Schedule”). Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

(ii) Forfeiture. Upon termination of employment or service or failure to attain established performance goals (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes; provided that no action taken by the Committee pursuant to this clause (ii) shall cause the restrictions on a Restricted Stock Award to lapse at a rate faster than the Minimum Restriction Schedule.

3. A new section 7(i) is inserted to read as follows:

(i) No Repricing of Awards. Notwithstanding anything in this Plan to the contrary and subject to Section 8(e), without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” within the meaning of rules prescribed by the American Stock Exchange or, if the Stock is not listed on the American Stock Exchange, any rule of the principal national stock exchange on which the Stock is then traded.

4. Section 8(e) is hereby amended to read as follows:

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the American Stock Exchange or, if the Stock is not listed on the American Stock Exchange, any rule of the principal national stock exchange on which the Stock is then traded; provided, however, that (i) no amendment shall be made without stockholder approval if such amendment would (A) increase the maximum number of shares of Stock that may be subject to outstanding Awards under Section 4(a) (subject to adjustment in Section 4(c)) or (B) extend the term of this Plan, and (ii) no such action may materially impair the rights of a Participant under any Award theretofore granted to him without such Participant’s consent. Except as provided in Sections 6(d) and 7(i), the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 13th day of July, 2004.

Rewards Network Inc.

By:	/s/ George S. Wiedemann

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